EXHIBIT (a)(5)(iv)

KAISER VENTURES INC.	Corporate Headquarters 3633 Inland Empire Blvd. Suite 480 Ontario, CA 91764 909.483.8500 909.944.6605

News Release

Contact:	Terry L. Cook
(909) 483-8511

FOR IMMEDIATE RELEASE

KAISER VENTURES ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER

Company Expects to Purchase approximately 840,000 Units at $.90 per Unit for a Total of approximately $756,000

ONTARIO, CA (December 2, 2008) — Kaiser Ventures LLC announced today the preliminary results of its previously announced tender offer to purchase up to 700,000 Class A Units, which expired at 3:00 p.m., Pacific Time, on Monday, December 1, 2008.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by ACS Securities Services, Inc., the depositary for the tender offer, Kaiser expects to purchase approximately 840,000 Class A Units at a price of $.90 per Unit, for a total cost of approximately $756,000. Kaiser will purchase the Class A Units greater than the 700,000 Units offered in reliance on the rules of the Securities and Exchange Commission allowing Kaiser to purchase an additional 2% of the same class of units without having to amend or extend the tender offer.

The number of Units Kaiser expects to purchase in the tender offer represents approximately 12% of its Class A Units outstanding as of August 1, 2008. As a result of the consummation of the tender offer, Kaiser expects that approximately 6,350,806 Units will be outstanding immediately following payment for the Units purchased in the tender offer.

The number of Units to be purchased under the tender offer is preliminary. Final results will be determined following confirmation by the depositary of the proper delivery of the Units validly tendered and not validly withdrawn. The actual number of Units to be purchased will be announced following the completion of the confirmation process. Payment for the Units accepted for purchase will commence promptly thereafter.

Unitholders can call ACS Securities Services, Inc., the depositary for the offer, at (866) 275-3703 or call or email Kaiser at (909) 483-8500 or ir@kaiserventures.com with questions and requests for information about the tender offer.

Statements in this press release which are not purely historical, including statements regarding Kaiser’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements. Such statements are subject to certain risks, uncertainties, and assumptions. Kaiser believes that Kaiser’s assumptions are reasonable. Nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected, or projected. For example, Kaiser’s actual results could materially differ from those projected as a result of factors such as, but not limited to: Kaiser’s inability to complete the anticipated sale of its Eagle Mountain landfill project; litigation, including, among others, claims that relate to Eagle Mountain, including the adverse federal land exchange litigation, pre-bankruptcy activities of Kaiser Steel Corporation, its predecessor, and asbestos claims; insurance coverage disputes; the impact of federal, state, and local laws and regulations on its permitting and development activities; competition; the challenge, reduction or loss of any claimed tax benefits, including Kaiser’s conclusion that the Company Offer will not result in Kaiser being treated as a “publicly traded partnership”; the impact of natural disasters on our assets; and/or general economic conditions in the United States and Southern California. Kaiser’s business could be affected by a number of other factors, including the risk factors listed from time to time in Kaiser’s reports including, but not limited to, the annual report on Form 10-KSB for the year-ended December 31, 2007 and the quarterly reports on Form 10-Q for the quarters-ended March 31, 2008, June 30, 2008 and September 30, 2008. Investors should not to place undue reliance on the forward-looking statements contained in this press release. Kaiser disclaims any obligation, and do not undertake, to update or revise any forward-looking statements in this press release.